Exhibit 99.1

Contact:	Thomas A. Sterken Registered Agent 206-623-1900
WSB FINANCIAL GROUP, INC. ANNOUNCES FDIC RECEIVERSHIP
OF ITS BANK SUBSIDIARY, WESTSOUND BANK
Bremerton, WA — May 11, 2009 — WSB Financial Group, Inc. (NASDAQ: WSFG), announced today that on Friday, May 8, 2009, Westsound Bank, the wholly-owned subsidiary of the Company, was closed by the State of Washington, Department of Financial Institutions, Division of Banks and the Federal Deposit Insurance Corporation was appointed as receiver of the Bank.
In addition, the Company announced that on May 8, 2009, immediately following the closure of the Bank, all of the directors of Westsound Bank resigned from its board. Terry A. Peterson and Richard N. Christopherson also resigned from the board of directors of WSB Financial Group, Inc., and the Chairman of the Board of Directors of WSB Financial Group, Inc., Donald F. Cox, Jr., agreed to serve as interim president and chief executive officer of the Company, replacing Mr. Peterson in that role.
The Company’s shares of Westsound Bank were its principal asset, and as a result of the Bank’s closure, the Company is insolvent and will either be dissolved and liquidated by its board of directors or file a Chapter 7 bankruptcy proceeding for liquidation.